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                                                                     EXHIBIT 5.1

             [CURTIS, MALLETT-PREVOST, COLT & MOSLE LLP LETTERHEAD]



                                                September 27, 1999

Telecomunicaciones de Puerto Rico, Inc.
1515 Franklin D. Roosevelt Avenue
Guaynabo, Puerto Rico 00968

Puerto Rico Telephone Company, Inc.
1515 Franklin D. Roosevelt Avenue
Guaynabo, Puerto Rico 00968

Celulares Telefonica, Inc.
1515 Franklin D. Roosevelt Avenue
Guaynabo, Puerto Rico 00968

     Re: Exchange Offer

Ladies and Gentlemen:


     We have acted as special United States counsel to Telecomunicaciones de Puerto Rico, Inc. (the "Company"), a corporation organized under the laws of the Commonwealth of Puerto Rico ("Puerto Rico"), Puerto Rico Telephone Company, Inc., and Celulares Telefonica, Inc., both of which are corporations organized under the laws of Puerto Rico (jointly, the "Guarantors") in connection with the proposed exchange offer by the Company and the Guarantors of up to $300,000,000 aggregate principal amount of 6.15% Senior Notes due 2002, up to $400,000,000 aggregate principal amount of 6.65% Senior Notes due 2006 and up to $300,000,000 aggregate principal amount of 6.80% Senior Notes due 2009, to be issued by the Company (the "Exchange Notes") which, if and when issued, will be fully and unconditionally guaranteed by the Guarantors (the "Guarantees") to the extent set forth in the Indenture, for the Company's issued and outstanding unregistered $300,000,000 aggregate principal amount of 6.15% Senior Notes due 2002, $400,000,000 aggregate principal amount of 6.65% Senior Notes due 2006 and $300,000,000 aggregate principal amount of 6.80% Senior Notes due 2009 (the "Old Notes") which are fully and unconditionally guaranteed by the Guarantors to the extent set forth in the Indenture, as more fully described in the registration statement (the "Registration Statement") on Form S-4 filed by the Company and the Guarantors with the Securities and Exchange Commission in accordance with the requirements of the Securities Act of 1933, as





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                                         Telecomunicaciones de Puerto Rico, Inc.
                               Page 2                         September 27, 1999



amended (the "Act").


     We have examined the Registration Statement and exhibits thereto, including the Indenture, have reviewed originals or copies certified or otherwise identified to our satisfaction of such documents and records of the Company and the Guarantors and such other instruments and other certificates of public officials, officers and representatives of the Company and the Guarantors and such other persons, and have made investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.

     In our examinations, we have assumed, without any independent investigation or verification of any kind, the legal capacity of all persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of such documents, we have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee.

     This opinion is limited to matters arising under the laws of the State of New York and the federal laws of the United States of America and we express no opinion as to any system of law other than the laws of such jurisdictions. This opinion does not cover any matters arising under the laws of any other jurisdiction, including Puerto Rico. Insofar as the opinion set forth herein relates to matters arising under the laws of Puerto Rico, we have assumed without any independent investigation or verification of any kind the accuracy of the opinion of O'Neill & Borges of even date herewith, and our opinion is subject to any and all exceptions and reservations set forth therein.

     Based upon the foregoing, and subject to the assumptions and qualifications set forth below, we are of the opinion that when the Exchange Notes have been
(i) duly and validly executed by the Company in the form filed as Exhibit A to the Indenture filed as Exhibit 4.1 to the Registration Statement, (ii) authenticated by the Trustee in accordance with the Indenture and (iii) duly issued and delivered by the Company in exchange for an equal principal amount of Old Notes pursuant to the terms of the Exchange Offer as contemplated by the Registration Statement, the Exchange Notes and the Guarantees will be valid, binding and enforceable obligations of the Company and the Guarantors, as the case may be.

     Insofar as the foregoing opinion relates to the legality, validity, binding effect or enforceability of the Exchange Notes and the Guarantees, (a) such opinion is subject, as to enforceability, (i) to bankruptcy, insolvency (including, without limitation, all laws relating to preferences and fraudulent transfers), suspension of payments, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equitable principles (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether enforcement is sought in a proceeding at law or




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                                         Telecomunicaciones de Puerto Rico, Inc.
                               Page 3                         September 27, 1999


equity), (ii) to the discretion of the court before which any proceeding therefor may be brought, (iii) to the extent that rights to indemnity may be limited by United States federal or state securities laws or the public policy underlying such laws, and (b) such opinion is subject to the effect of judicial application of foreign laws or foreign governmental actions affecting creditors' rights.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the captions "Legal Matters" and "Tax Considerations" in the prospectus that is included in the Registration Statement. In giving these consents, we do not hereby admit that we are "experts" within the meaning of the Act or the rules and regulations of the Securities and Exchange Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.

     The opinion set forth herein is solely for your benefit in connection with the Registration Statement and may not be relied upon in any manner or for any purpose by any other person or entity without our prior express written consent other than holders of Old Notes that will have exchanged their Old Notes for Exchange Notes pursuant to the Exchange Offer.


                                                Cordially,